Exhibit 99.1

NEWS RELEASE

Contacts:

Paolo Amoruso, Vice President of Commercial and Legal Affairs.

David Wesson, Vice President and Chief Financial Officer.

(713) 353-9445

Hyperdynamics Announces Filings of Legal Proceedings Concerning Contract Breaches by Tullow and Dana

HOUSTON, January 11, 2016 — Hyperdynamics Corporation (OTCQX:HDYN) today announced that it has filed legal actions against its partners under the Joint Operating Agreement governing the oil and gas exploration rights offshore Guinea (“JOA”). The Company’s subsidiary, SCS Corporation, has filed parallel actions in the United States District Court for the Southern District of Texas and before the American Arbitration Association against Tullow Guinea Ltd. (“Tullow”), a wholly owned subsidiary of Tullow Oil, PLC and Dana Petroleum (E&P) Limited (“Dana”), a wholly owned subsidiary of the Korean National Oil Company, for their failure to meet their obligations under the JOA and the Production Sharing Contract with the Government of Guinea (“PSC”).

The two legal actions seek (1) a determination that Tullow and Dana are in breach of their contractual obligations, (2) orders requiring Tullow and Dana to move forward with well drilling activities offshore Guinea, and (3) the damages caused by the repeatedly delays in well drilling caused by the activities of Tullow and Dana.  Hyperdynamics determined to bring the legal actions only after it became apparent that Tullow and Dana would not move forward, despite many opportunities to do so, with petroleum operations.

As of the date of this release, the Production Sharing Contact Amendment agreed to at the Petroleum Operations Management Committee in Guinea on December 16-17, 2015, remains unsigned by both Tullow and Dana despite the fact that Tullow initialed the document in Guinea and the amendment contains the exact title assurance request previously made by Dana.  Instead of signing, the two companies have exchanged the document repeatedly with each continuing to insist the other must sign first and even ignoring Hyperdynamics’ suggestion that they sign simultaneously.

Ray Leonard, President and CEO, commented, “We bring these lawsuits with reluctance, and only after concluding that all other avenues available to us have been exhausted.  Having watched Dana and Tullow send the unsigned PSC amendment back and forth to each other repeatedly, we determined that neither of our partners was prepared to honor the commitments made to us and to the Government of Guinea to proceed with drilling.  We therefore had no choice but to pursue our rights by the only means left open to us.  We plan to continue with all efforts to get this well drilled.”

Pursuant to the agreement between Tullow and a subsidiary of Hyperdynamics in 2012 in connection with the sale to Tullow of a portion of Hyperdynamics’ interest in the Concession, Tullow agreed to drill an exploratory well and to pay all of the costs of Hyperdynamics’ participating share of expenditures associated with joint operations up to a gross exploration cap of $100 million.  The participating interests are owned 40% by Tullow, 37% by Hyperdynamics and 23% by Dana Petroleum.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company’s website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Report on Form 10-Q for the fiscal quarter ended September 30, 2015.  The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

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